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                                                                   EXHIBIT 10.11

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                         GENERAL INSTRUMENT CORPORATION
                             ANNUAL INCENTIVE PLAN
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                         GENERAL INSTRUMENT CORPORATION

                             ANNUAL INCENTIVE PLAN

1. PURPOSE

    The purpose of the Annual Incentive Plan (the "Plan") is to enhance General Instrument Corporation's ability to attract, reward, and retain employees, to strengthen employee commitment to the success of the Company and to align their interests with those of the Company's stockholders by providing additional variable compensation, based on the achievement of performance objectives, to employees who do not participate in a sales incentive plan or other similar plan of the Company. To this end, the Plan provides a means of annually rewarding participants based on the performance of the Company and its Business Units and, where appropriate, on their own personal performance.

2. DEFINITIONS

    "Award" shall mean the incentive award earned by a Participant under the Plan for any Performance Period.

    "Base Salary" shall mean the Participant's base salary earned in a Performance Period. Base Salary does not include Awards under this Plan or any other short term or long term incentive plan; imputed income from such programs as group-term life insurance; or non-recurring earnings, such as moving expenses, and is based on salary earnings before reductions for such items as deferrals under Company-sponsored deferred compensation plans, contributions under Section 401(k) of the Code, and contributions to flexible spending accounts under Section 125 of the Code.

    "Beneficial Owner," "Beneficially Owned" and "Beneficially Owning" shall have the meanings applicable under Rule 13d-3 promulgated under the 1934 Act.

    "Business Unit" shall mean either the Company, a strategic business unit, central function, regional group or other unit of classification, as specified by the Committee or the CEO, as applicable.

    "CEO" shall mean the Chief Executive Officer of the Company.

    "Change of Control" means, any of the following:

        (i) the acquisition by any Person other than Instrument Partners or Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV or any of their affiliates (collectively, the "Forstmann Little Companies") of Beneficial Ownership of Voting Securities which, when added to the Voting Securities then Beneficially Owned by such Person, would result in such Person Beneficially Owning (A) 33% or more of the combined Voting Power of General Instrument's then outstanding Voting Securities and
    (B) a number of Voting Securities greater than the aggregate number of Voting Securities then Beneficially Owned by the Forstmann Little Companies; PROVIDED, HOWEVER, that for purposes of this paragraph (i), a Person shall not be deemed to have made an acquisition of Voting Securities if such
    Person: (1) acquires Voting Securities as a result of a stock split, stock dividend or other corporate restructuring in which all stockholders of the class of such Voting Securities are treated on a pro rata basis; (2) acquires the Voting Securities directly from General Instrument; (3) becomes the Beneficial Owner of 33% or more of the combined Voting Power of General Instrument's then outstanding Voting Securities solely as a result of the acquisition of Voting Securities by General Instrument or any Subsidiary which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person, provided that if (x) a Person would own at least such percentage as a result of the acquisition by General Instrument or any Subsidiary and (y) after such acquisition by General Instrument or any Subsidiary, such Person acquires Voting Securities, then an acquisition of Voting Securities shall have

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    occurred; (4) is General Instrument or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by General Instrument (a "Controlled Entity"); or (5) acquires Voting Securities in connection with a "Non-Control Transaction" (as defined in paragraph (iii) below); or

        (ii) the individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board") ceasing for any reason to constitute at least two-thirds of the Board; PROVIDED, HOWEVER, that if either the election of any new director or the nomination for election of any new director by General Instrument's stockholders was approved by a vote of at least two-thirds of the Incumbent Board prior to such election or nomination, such new director shall be considered as a member of the Incumbent Board; PROVIDED FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

        (iii) approval by stockholders of General Instrument of :

           (A) a merger, consolidation or reorganization involving General Instrument (a "Business Combination"), unless:

               (1) the stockholders of General Instrument, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and

               (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and

               (3) no Person (other than General Instrument or any Controlled Entity, a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by General Instrument, the Surviving Corporation or any Controlled Entity, or any Person who, immediately prior to the Business Combination, had Beneficial Ownership of 33% or more of the then outstanding Voting Securities) has Beneficial Ownership of 33% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (a Business Combination satisfying the conditions of clauses (1), (2) and (3) of this subparagraph (A) shall be referred to as a "Non-Control Transaction");

           (B) a complete liquidation or dissolution of General Instrument; or

           (C) the sale or other disposition of all or substantially all of the assets of General Instrument (other than a transfer to a Controlled Entity).

    Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because 33% or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by General Instrument or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of General Instrument in the same proportion as their ownership of stock in General Instrument immediately prior to such acquisition.

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    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Committee" shall mean the Compensation Committee of the Board. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be "outside directors" as defined under Section 162(m) of the Code and related Treasury regulations.

    "Company" shall mean General Instrument and any Subsidiary which is authorized by the Board to adopt the Plan and cover its Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Subsidiary. A Subsidiary, with the permission of the Committee, may alter the manner in which Awards are determined under the Plan by so specifying the modifications in its acceptance of the terms of the Plan and may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto (except to the extent modified as specified above) shall apply to the Employees of the Subsidiary. In the event the designation is revoked by the board of directors of the Subsidiary, the Plan shall be deemed terminated only with respect to such Subsidiary.

    "Disability" shall mean total disability, as provided in the Company's long-term disability plan.

    "Effective Date" shall mean February 18, 1998.

    "Employee" shall mean any individual employed by the Company or any of its Subsidiaries on a regular full-time (regular schedule equal to or greater than 32 hours per week) basis, other than an individual employed by the Company pursuant to a collective bargaining agreement unless such agreement specifically provides for participation in the Plan. Individuals employed by the Company in a casual or temporary capacity (I.E., those hired for a specific job of limited duration), individuals characterized as "leased employees," within the meaning of Section 414 of the Code, or individuals characterized by the Company as "independent contractors" with whom the Company has entered into a contract, no matter how characterized by the Internal Revenue Service, other governmental agency or a court, shall not be considered "Employees" for the purposes of the Plan. Any change of characterization of an individual shall take effect on the actual date of such change without regard to any retroactive recharacterization.

    "General Instrument" shall mean General Instrument Corporation, a Delaware corporation, and its successors and assigns.

    "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Officer" shall mean an officer of the Company elected by the Board.

    "Operational Target Award Earned," for any Performance Period, shall mean the percentage based on the achievement of the Operational Targets as determined in accordance with Section 5 of the Plan.

    "Operational Targets," for any Performance Period, shall mean the financial performance of the Company or a Business Unit, as specified by the Committee or the CEO, as applicable, as to stock price, earnings per share, net earnings, operating income, return on assets, net capital employed, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more Company or Business Units objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, customer satisfaction goals, product development goals, or goals relating to acquisitions or divestitures. In setting the Operational Targets pursuant to Section 5, the Committee or the CEO shall use objectively determinable Operational Targets based on the foregoing criteria. To the extent applicable, any such Operational Target shall be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent accountants. The Operational Targets established by the Committee or the CEO may be (but need not be) different each Performance Period and different Operational Targets may be applicable to different Participants.

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    "Participant," for any Performance Period, shall mean an Employee who satisfies the requirements for eligibility in Section 3 of the Plan.

    "Performance Period" shall mean the fiscal year of the Company or any other period designated by the CEO or the Committee, as applicable, with respect to which an Award is earned.

    "Person" shall mean a person within the meaning of Sections 13(d) and 14(d) of the 1934 Act.

    "Personal Performance Percentage," with respect to Participants other than the CEO for any Performance Period, shall mean the percentage, between 80% and 120%, based on the Employees' overall personal performance during that Performance Period, as determined in accordance with Section 5 of the Plan.

    "Plan" shall mean this General Instrument Corporation Annual Incentive Plan, as from time to time amended and in effect.

    "Retirement" shall mean retirement at or after the early retirement age set forth in the primary retirement plan covering the Participant. In the event a Participant participates in more than one retirement plan, the CEO shall designate one such plan as the Participant's primary retirement plan.

    "Subsidiary" shall mean a corporation as defined in Section 424(f) of the Code, with General Instrument being treated as the employer corporation for purposes of this definition.

    "Target Award Percentage" for any Participant with respect to any Performance Period, shall mean the percentage of the Participant's Base Salary (determined at the beginning of the Performance Period for the CEO) that the Participant would earn as an Award for that Performance Period if each of the Operational Target Award Earned and Personal Performance Percentage (if applicable) for that Performance Period is 100%, and shall be determined by the Committee with respect to Officers who are Participants and the CEO with respect to all other Participants, based on the Participant's responsibility level or the position or positions held during the Performance Period; PROVIDED, HOWEVER, that if any Participant other than an Officer held more than one position during the Performance Period, then the CEO may designate different Target Award Percentages with respect to each position and the Award will be pro-rated to reflect (to the nearest semi-monthly increment) the period during which such Participant had each Target Award Percentage.

    "Voting Power" shall mean the combined voting power of the then outstanding Voting Securities.

    "Voting Securities shall mean, with respect to General Instrument, any securities issued by General Instrument which generally entitle the holder thereof to vote for the election of members of the Board.

3. ELIGIBILITY

    Subject to the limitations contained in this Section 3, all Employees of the Company are eligible to participate in the Plan. To be eligible to receive an Award with respect to any Performance Period, an Employee shall have had at least three months active service during such Performance Period and (except as provided in Sections 7 and 8) be actively employed by the Company on the Award payment date.

    Employees shall participate in only one annual incentive plan or sales incentive plan for any specific period in time. An individual may participate in this Plan and another plan sequentially during any Performance Period because of promotion or reassignment, provided that participation in each such plan is prorated to reflect (to the nearest semi-monthly increment) the period during which he or she participated in each plan.

4. ADMINISTRATION

    The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee with respect to Officers who are Participants and by the CEO

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with respect to all other Participants. The Committee and the CEO, as the case may be, shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant's Target Award Percentage, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; PROVIDED, HOWEVER, that only the Committee shall have authority to amend or terminate the Plan and the Committee shall not be authorized to increase the amount of the Award payable to the CEO that would otherwise be payable pursuant to the terms of the Plan. All powers of the Committee or the CEO, as applicable, shall be executed in its or his or her sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Committee's and the CEO's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5. DETERMINATION OF AWARDS

    Prior to, or as soon as practicable following but in any event no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or, with respect to the CEO, such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code, the Committee with respect to the Officers and the CEO with respect to all other Employees shall determine the Officers and Employees who shall be Participants during that Performance Period and determine each Participant's Target Award Percentage each of which shall be listed on a schedule attached to the Plan as Exhibit A. The Operational Targets of the CEO for each Performance Period shall satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code, including the requirement that the achievement of the Operational Targets be substantially uncertain at the time they are established and that the Operational Targets be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Operational Targets Goals have been met. The Company, on the basis of the decisions of the Committee and the CEO, as applicable, shall prepare the schedules, which will be treated as part of the Plan for that Performance Period, setting forth (x) the Participants during that Performance Period (which may be amended during the Performance Period for new Participants), (y) each Participant's Target Award Percentage for that Performance Period, and (z) the Operational Targets (and the allocations among the Operational Targets) for that Performance Period. The Company shall notify each Participant of his or her Target Award Percentage and the applicable Operational Targets for the Performance Period.

    Generally, a Participant earns an Award for a Performance Period based on the Company's and his or her Business Unit's achievement of Operational Targets. The portion of Awards based on Company or Business Unit, as applicable, performance will only be earned if the Company or Business Unit, as applicable, achieves at least the minimum percentage specified by the Committee or CEO, as applicable, of the Operational Target set for that Performance Period. The Awards for any Performance Period may also be increased above the Target Award Percentage for achievement in excess of the Operational Targets for that Performance Period, as specified by the Committee or CEO, as applicable, at the time the Operational Targets and the Target Award Percentages are set by the Committee or CEO, as applicable, for that Performance Period. The Awards of each Participant (other than the CEO) may be adjusted by the CEO, or with respect to Officers by the Committee, (upward or downward) based upon the CEO's or the Committee's, as applicable, determination of a Participant's Personal Performance Percentage for that Performance Period. The Committee is authorized to reduce the amount of the Award payable to the CEO (but not by more than one-third) for any Performance Period based upon its assessment of personal

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performance but not to increase the Award beyond that yielded by the Operational
Target Award Earned for the CEO.

    The maximum Award any Participant (other than the CEO) may receive for any Performance Period is 150% of the Participant's Base Salary for that Performance Period. The maximum award the CEO may receive for any Performance Period is $1.5 million.

6. CHANGES TO THE TARGET

    The CEO, with respect to all Participants who are not Officers, may at any time prior to the final determination of Awards change the Target Award Percentage of any Participant or assign a different Target Award Percentage to a Participant to reflect any change in the Participant's responsibility level or position during the course of the Performance Period. In addition, the CEO, with respect to all Participants who are not Officers, and the Committee, with respect to Officers but, with respect to the CEO, only to the extent consistent with the requirements of Section 162(m) of the Code permitting a federal income tax deduction for Awards to the CEO, may at any time prior to the financial determination of Awards change the performance measures or Operational Targets to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature.

7. PAYMENT OF AWARDS

    The Committee shall certify and announce the Awards that will be paid by the Company to each Officer as soon as practicable following the final determination of the Company's financial results for the relevant Performance Period. Subject to the provisions of Section 8, payment of the Awards certified by the Committee shall normally be made, in a single lump sum cash payment as soon as practicable following the close of such Performance Period but in any event within 120 days after the close of the Performance Period. In the case of all other Participant's, as soon as practicable after the close of a Performance Period, the CEO shall review the Business Units' financial performance against the Operational Targets for that Performance Period and, subject to the provisions of Section 8 of the Plan, each Award to the extent earned shall be paid in a single lump sum cash payment as soon as practicable after the close of the Performance Period, but no later than March 31 following the close of the Performance Period. Participants in the Plan who are eligible to participate in the General Instrument Corporation Savings Plan (the "Savings Plan") and who are not a "highly compensated employee" within the meaning of Section 414(q) of the Code may, in lieu of receiving payment of the Award in cash, elect to contribute 50% or 100% of any Award to the Savings Plan for the Performance year in which the Award is earned as a pre-tax non-matched contribution, to the extent such contribution is permitted in accordance with the terms of such plan. Participants in the Plan who are eligible to participate in the General Instrument Corporation Deferred Compensation Plan shall be permitted to forego all or a portion of their respective Awards to the extent deferrals are permitted in accordance with the terms of such plan.

    If a Change of Control occurs prior to the end of a Performance Period, the Company shall, within 60 days thereafter, pay to each Participant in the Plan immediately prior to the Change of Control (regardless of whether the Participant remains employed after the Change of Control) an Award which is calculated assuming that the Operational Targets were achieved at the 100% level (without regard to any other factors such as personal performance) and such Award shall be based on Base Salary earned to the date of the Change of Control.

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8. LIMITATIONS ON RIGHTS TO PAYMENT OF AWARDS

    No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date of the Award for such Performance Period, except as provided in the last paragraph of Section 7 of the Plan. However, if the Participant has active service with the Company for at least three months during any Performance Period but, prior to payment of the Award for such Performance Period, a Participant's employment with the Company terminates due to the Participant's death, Disability or Retirement, such Participant (or, in the event of the Participant's death, the Participant's estate, beneficiary or beneficiaries as determined under Section 9 of the Plan) shall remain eligible to receive a prorated portion of any earned Award, based on the number of days that the Participant was actively employed and performed services during such Performance Period.

9. DESIGNATION OF BENEFICIARY

    A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the CEO. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant's estate.

10. AMENDMENTS

    The Committee may at any time amend (in whole or in part) this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Section 162(m) of the Code. No such amendment which adversely affects any Participant's rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.

11. TERMINATION

    The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination of the Plan, the following provisions of this
Section 11 shall apply notwithstanding any other provisions of the Plan to the contrary:

        (i) The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant (other than an Officer) shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the "Termination Date") and for which the Award has not yet been paid, the amount described in such rules and each Officer shall receive an amount equal to the amount the Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

        (ii) Each Award payable under this Section 11 shall be paid as soon as practicable, but in no event later than 120 days after the Termination Date.

12. MISCELLANEOUS PROVISIONS

        (a) This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving

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    any Employee or any Participant any right to be retained in the employ of the Company or any of its Subsidiaries. The Company is under no obligation to continue the Plan.

        (b) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

        (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

        (d) The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

        (e) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

        (f) It is the intent of the Company that the Plan and Awards under the Plan for the CEO comply with the applicable provisions of Sections 162(m) of the Code. To the extent that any legal requirement of Section 162(m) of the Code as set forth in the Plan ceases to be required under Section 162(m) of the Code, that Plan provision shall cease to apply.

        (g) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.

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